Exhibit 99.1

News

January 13, 2014	Analyst Contact: Andrew Ziola
918-588-7163
Media Contact: Brad Borror
918-588-7582

ONE Gas Announces Pricing of $1.2 Billion Notes Offering

TULSA, Okla. – Jan. 13, 2014 – ONEOK, Inc. (NYSE: OKE) announced today that its wholly owned subsidiary, ONE Gas, Inc., has priced an offering to sell $1.2 billion of senior notes, consisting of $300 million of five-year senior notes at a coupon of 2.07 percent; $300 million of 10-year senior notes at a coupon of 3.61 percent; and $600 million of 30-year senior notes at a coupon of 4.658 percent.

ONE Gas expects to receive net proceeds of approximately $1.19 billion from the offering, after deducting estimated discounts, commissions and offering expenses payable by ONE Gas. The net proceeds from the offering will fund a one-time cash payment to ONEOK of approximately $1.13 billion as part of the announced transfer of ONEOK’s natural gas distribution business to ONE Gas that is expected to occur on Jan. 27, 2014.

The remaining portion of the net proceeds will be retained by ONE Gas in order to provide sufficient financial flexibility and to support working capital requirements and capital expenditures.

The notes will be offered in the United States to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended, and to persons outside of the United States under Regulation S under the Securities Act. The notes will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance (including net income, cash flow and projected levels of dividends), liquidity, the expected results and benefits of the separation (including the expected completion of the transaction), the anticipated management teams and boards of directors of ONEOK and ONE Gas, our expectations regarding employees and benefits following the separation, our anticipated financing and capital structure, the tax-free nature of the separation, management’s plans and objectives for our growth projects and other future operations our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

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